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Limoneira Company Announces First Quarter Fiscal Year 2011 Financial Results

-Successfully Launched Direct Lemon Marketing and Sales Strategy -
-On Track to Achieve Annual Selling General and Administrative Expense Reduction -
-Later Lemon Harvest Expected to Increase 2nd Quarter Revenue -

Santa Paula, CA., March 14, 2011 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, today reported financial results for the first quarter ended January 31, 2011.

Fiscal Year 2011 First Quarter Results

For the first quarter of fiscal year 2011, revenue was $5.9 million, compared to revenue of $6.4 million in the first quarter of the previous fiscal year.  Agriculture revenue was $4.9 million, compared to $5.3 million in the first quarter last year.  Rental revenue was $1.0 million in the first quarter, essentially flat compared to the first quarter last year.  Real estate development revenue was $56,000, compared to $135,000 in the first quarter last year.

Historically, the Company’s agricultural operations have been seasonal in nature with the least amount of revenue being generated in the first quarter, increasing in the second quarter, peaking in the third quarter and declining in the fourth quarter. First quarter 2011 agriculture revenue is comprised of $3.1 million in lemon sales compared to $3.4 million during the same period of fiscal year 2010 as the lemon harvest season began later in fiscal year 2011 compared to last year.  This later season should result in a stronger second quarter compared to the same period last year.  As expected, the Company had no significant avocado revenue in the first quarter of fiscal year 2011, which compares to $0.2 million of avocado revenue in the same period of fiscal year 2010.  This reflects typical soft seasonal sales of avocados in the first quarter.  The Company generated $1.8 million of orange and specialty crop revenues compared to $1.7 million in the same period of fiscal year 2010.

Costs and expenses for the first quarter of fiscal year 2011 were $11.4 million compared to $11.1 million in the first quarter of last fiscal year.  The year-over-year increase in operating expenses reflects higher agricultural costs due to branding investments and higher packing costs associated with the Company’s direct lemon sales and marketing strategy.  On an annual basis, the Company anticipates such packing costs to be similar compared to fiscal year 2010.  Higher agriculture expenses were partially offset by lower selling, general and administrative expenses in the first quarter of fiscal year 2011, which decreased 14% to $3.0 million compared to $3.5 million in the same period last year.

Operating loss for the fiscal year 2011 first quarter was $5.5 million, compared to $4.8 million in the first quarter of the previous fiscal year.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the first quarter of fiscal year  2011 was ($4.6 million), compared to ($3.8 million) in the first quarter of the previous fiscal year.  A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2011 was $3.4 million, or ($0.30) per share, compared to a net loss of $3.2 million or ($0.28) per share, in the same period last fiscal year.

Harold Edwards, President and Chief Executive Officer, stated, “We are very encouraged by our start to fiscal year 2011, and the progress we are making in many facets of our business. As expected, our first quarter results reflect typical soft seasonality for our business.  Additionally, our lemon harvests began later in the year compared to last year, which should result in additional revenue in the second quarter, and we anticipate this will generate better second quarter revenue compared to last year.”

Mr. Edwards continued, “Our harvest is now in full swing and, although it is still early, we are confident we will deliver another solid performance for our agribusiness.  While we expect avocado volume to be lower in fiscal year 2011 compared to last year, we are seeing significantly higher prices for the avocado crop.  We also are pleased with the launch of our direct sales and marketing program for our lemons, which will benefit our operational results for fiscal year 2011.  In regards to our real estate business, we continue to strategically take advantage of opportunities to monetize our real estate assets.  We sold our Caldwell Ranch property at the beginning of the second quarter and will use proceeds from the sale to reduce our borrowings and expand our agribusiness.”

Mr. Edwards concluded, “Looking ahead for our business, we expect our operating results to improve in the second quarter of fiscal year 2011 as compared to the prior year period and we are optimistic that we will deliver a strong financial performance in fiscal year 2011.  We are on track with our cost reduction plan as our S, G & A expenses decreased by 14% compared to the same period last year. We remain diligently focused on maximizing our agribusiness and strategically capitalizing on opportunities with our real estate assets and enhancing shareholder value throughout the year.”

Balance Sheet and Liquidity

The Company had working capital of $3.0 million as of January 31, 2011, compared to $1.1 million as of October 31, 2010.  Cash used from operating activities during the first of quarter fiscal year 2011 was $5.8 million, compared to $5.5 million in the first quarter of fiscal year 2010.  Seasonality in agriculture operations results in corresponding quarterly fluctuations in operating cash flows. As operating cash flows typically improve during the year, the Company plans to apply such cash flows towards debt reduction and investments in strategic objectives.

Real Estate Development

During the first quarter of fiscal year 2011, the Company continued to execute its real estate development strategy capitalizing development costs of $1.0 million compared to $0.6 million in the first quarter of fiscal year 2010.  Also during the first quarter of fiscal year 2011, the Company noted no impairment in real estate development assets as a result of its first quarter assessment.

On February 3, 2011, the Company exercised its purchase option on its Caldwell Ranch property and concurrently sold the property for $10.0 million.  The Company realized a net gain of approximately $1.3 million and net cash of $2.8 million after selling and other transaction costs.  Proceeds from the sale were used to reduce debt and are available to expand the Company’s agribusiness in coming quarters.  The Company has entered into a lemon packing, marketing, and sales agreement with the purchaser, for which the Company will earn certain fees. In addition, the Company will provide these services for a contiguous ranch also owned by the buyer. These agreements will partially offset the reduction in operating income which was previously generated from the lemon and avocado revenue associated with the Caldwell Ranch property.

Recent Business Highlights

Prior to November 1, 2010, the Company’s lemons were primarily marketed by Sunkist, with a vast majority of its domestic lemon and specialty citrus orders processed through the Sunkist network.  On November 1, 2010, the Company began marketing and selling its lemons directly to its foodservice, wholesale and retail customers throughout North America, Asia and certain other international markets.   During the three months ended January 31, 2011, total lemon sales of approximately $3.1 million were comprised of approximately $1.9 million (61.3%) in domestic sales, $0.9 million (29.0%) in sales to domestic exporters and 0.3 million (9.7%) in international sales.

Alex Teague, Senior Vice President stated “We are excited about the execution of our direct lemon marketing and sales strategy and the opportunity it provides to better serve our customers and to realize operational efficiencies in our business.  In prior years, we sold lemons primarily to one customer, Sunkist.  Even though we sold through the Sunkist system, we had relationships with numerous end customers. At the end of the first quarter of fiscal year 2011, we had over 40 customers including existing and new relationships”.

About Limoneira Company

Limoneira Company, a 117-year old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world.  For more about Limoneira Company, visit www.limoneira.com ..

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov .  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis.  Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.  EBITDA and Adjusted EBITDA are summarized and reconciled to net income (loss), which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

Three months ended January 31,
	2011	2010
Net loss	$(3,327,000)	$(3,132,000)
Total interest (income) expense	(123,000)	428,000
Income taxes	(1,712,000)	(1,709,000)
Depreciation and amortization	567,000	587,000
EBITDA	(4,595,000)	(3,826,000)
Impairments of real estate development assets	-	-
Adjusted EBITDA	$(4,595,000)	$(3,826,000)

Limoneira Company
Consolidated Balance Sheets (unaudited)

	January 31, 2011	October 31, 2010
Assets
Current assets:
Cash	$24,000	$262,000
Accounts receivable, net	3,447,000	3,393,000
Notes receivable – related parties	9,000	33,000
Notes receivable	156,000	161,000
Cultural costs	646,000	1,059,000
Prepaid expenses and other current assets	1,805,000	1,244,000
Income taxes receivable	2,953,000	1,241,000
Total current assets	9,040,000	7,393,000
Property, plant, and equipment, net	53,137,000	53,283,000
Real estate development	69,372,000	68,412,000
Equity in investments	8,853,000	9,057,000
Investment in Calavo Growers, Inc.	15,348,000	14,564,000
Notes receivable – related parties	91,000	60,000
Notes receivable	2,177,000	2,154,000
Other assets	4,623,000	4,515,000
Total assets	$162,641,000	$159,438,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,885,000	$2,031,000
Growers payable	1,127,000	871,000
Accrued liabilities	2,416,000	2,810,000
Current portion of long-term debt	632,000	626,000
Total current liabilities	6,060,000	6,338,000
Long-term liabilities:
Long-term debt, less current portion	92,374,000	85,312,000
Deferred income taxes	8,908,000	8,444,000
Other long-term liabilities	6,614,000	7,248,000
Total long-term liabilities	107,896,000	101,004,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at January 31, 2011 and October 31, 2010) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at January 31, 2011 and October 31, 2010)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
11,229,168 and 11,194,460 shares issued and outstanding at January 31, 2011 and October 31, 2010, respectively)	112,000	112,000
Additional paid-in capital	34,368,000	34,735,000
Retained earnings	11,301,000	15,044,000
Accumulated other comprehensive loss	(96,000)	(795,000)
Total stockholders’ equity	48,685,000	52,096,000
Total liabilities and stockholders’ equity	$162,641,000	$159,438,000

Limoneira Company
Consolidated Statements of Operations (unaudited)

	Three months ended January 31,

	2011	2010
Revenues:
Agriculture	$4,875,000	$5,272,000
Rental	970,000	955,000
Real estate development	56,000	135,000
Total revenues	5,901,000	6,362,000
Costs and expenses:
Agriculture	7,638,000	6,824,000
Rental	560,000	507,000
Real estate development	290,000	327,000
Selling, general and administrative	2,950,000	3,485,000
Total costs and expenses	11,438,000	11,143,000
Operating loss	(5,537,000)	(4,781,000)
Other income (expense):
Interest expense	(354,000)	(428,000)
Interest income related to derivative instruments	477,000	-
Interest income	29,000	29,000
Other income, net	337,000	355,000
Total other income (expense)	489,000	(44,000)
Loss before income tax benefit and equity in earnings (losses) of investments	(5,048,000)	(4,825,000)
Income tax benefit	1,712,000	1,709,000
Equity in earnings (losses) of investments	9,000	(16,000)
Net loss	(3,327,000)	(3,132,000)
Preferred dividends	(66,000)	(66,000)
Net loss applicable to common stock	$(3,393,000)	$(3,198,000)

Basic net loss per common share	$(0.30)	$(0.28)

Diluted net loss per common share	$(0.30)	$(0.28)

Dividends per common share	$0.03	$0.03

Weighted-average common shares outstanding-basic	11,199,000	11,246,000
Weighted-average common shares outstanding-diluted	11,199,000	11,246,000